                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Share Purchase Rights)

                                       of

                                  CHIREX INC.

                                       at

                          $31.25 Net Per Share in Cash

                                       by

                            COUSIN ACQUISITION, INC.

                     an indirect wholly owned subsidiary of

                                     RHODIA

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 31, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                  August 4, 2000

To Our Clients:

   Enclosed for your consideration are an Offer to Purchase, dated August 4, 2000 (the "Offer to Purchase"), and a related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Cousin Acquisition, Inc., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Rhodia, a French corporation ("Parent"), to purchase all the issued and outstanding shares of common stock, par value $.01 per share ("Common Shares") of ChiRex Inc., a Delaware Corporation (the "Company"), together with the associated rights to purchase preferred shares that are issued pursuant to the Rights Agreement dated as of March 31, 1997 between the Company and The First National Bank of Boston as Rights Agent (the "Rights" and, together with the Common Shares, the "Shares"), for $31.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase. We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The endorsed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

   We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

   Your attention is invited to the following:

     1. The tender price is $31.25 per Share, net to you in cash.

     2. The Offer is being made for all issued and outstanding Shares.

     3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 24, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement, Purchaser will be merged with
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  and into the Company or, at the election of Parent, the Company will be merged with and into Purchaser or another direct or indirect wholly owned subsidiary of Parent (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or Shares owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware law) shall be canceled and converted automatically into the right to receive $31.25 in cash, or any higher price that may be paid per Share in the Offer, without interest.

     4. The Board of Directors of the Company has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are fair to, and in the best interests of, the holders of Shares, has approved, adopted and declared advisable the Merger Agreement and has resolved to recommend that holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

     5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Thursday, August 31, 2000, unless the Offer is extended.

     6. The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that when added to the Shares already owned by Parent, shall constitute a majority of the then outstanding shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants, or rights), and (ii) any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the German Law Against Restraints on Competition, having expired or been terminated prior to the expiration of the Offer.

     7. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

   If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

   The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Bear, Stearns & Co. Inc., as Dealer Manager, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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          Instructions with Respect to the Offer to Purchase for Cash

                             All Outstanding Shares

                                       of

                                  CHIREX INC.

   The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 4, 2000, and the related Letter of Transmittal (which, together with the Offer to Purchaser and any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Cousin Acquisition, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Rhodia, a French corporation, to purchase all the issued and outstanding shares of common stock, par value $.01 per share (the "Common Shares") of ChiRex Inc., a Delaware corporation (the "Company"), together with the associated rights to purchase preferred shares that are issued pursuant to the Rights Agreement dated as of March 31, 1997, between the Company and The First National Bank of Boston as Rights Agent (the "Rights" and, together with the Common Shares, the "Shares").

   This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:       , 2000


                                                   SIGN HERE


    Number of Shares             ----------------------------------------------
     To Be Tendered:


                                 ----------------------------------------------
            Shares                                Signature(s)

    (Unless otherwise
   indicated, we will            ----------------------------------------------
  assume that all your
    Shares are to be
        tendered)

                                 ----------------------------------------------
                                         Please type or print names(s)


                                 ----------------------------------------------

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                                          Please type or print address

                                 ----------------------------------------------
                                         Area Code and Telephone Number

                                 ----------------------------------------------
                                   Taxpayer Identification or Social Security
                                                     Number

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